Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 30, 2026, with respect to the financial statements of Genie Energy Ltd. (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, New York

July 10, 2026